Exhibit 99.1

Advanced Photonix, Inc. Reports Fiscal 2014 Revenues up 23%

Ann Arbor, MI, June 30, 2014 --Advanced Photonix, Inc.® (NYSE MKT API) (the “Company”) today reported results for the fourth quarter and year ended March 31, 2014.

Financial Highlights for the Fourth Quarter and Fiscal Year Ended March 31, 2014

●
Net sales for the quarter were $7.0 million, an increase of $1.0 million or 16% from the fourth quarter ended March 31, 2014. Sequentially, revenues were down 6% relative to the third quarter of fiscal 2014.

●
Net sales for the current fiscal year were $29.0 million, an increase of 23% over the prior year. The increase was attributable to test and measurement revenues associated with the Silonex net asset purchase in March 2013 and strong demand in telecommunication market sales.

●	Gross profit margin for Q4 2014 was 29% of sales compared to 36% for the quarter ended March 31, 2013. An unfavorable mix shift out of Comtest and Terahertz contract sales explained the rate change.

●
Gross profit margin for the fiscal year 2014 was 33% relative to 37% in the prior year.  The Company incurred approximately $667,000 in one time charges in fiscal 2014 associated with the shutdown of it silicon photodiode fabrication activities.

●	Current quarter net loss was $1.1 million or $0.04 per diluted share, as compared to a quarterly net loss of $1.1 million or $0.03 per diluted share for the quarter ended March 31, 2013.

●	Net loss for the fiscal year 2014 was $4.3 million or $0.14 per diluted share, as compared to a loss of $4.4 million, or $0.14 per diluted share for the prior year period.

●
The Non-GAAP net loss for the fourth quarter of fiscal 2013 was $887,000 or $0.03 per diluted share, as compared to a Non-GAAP loss of $775,000, or $.02 per diluted share, for the fourth quarter last year. The Company reported full-year Non-GAAP net loss of $2.1 million, or $0.07 per diluted share, as compared to a Non-GAAP loss of $3.1 million, or $0.10 per diluted share, for the comparable prior year period.

●
Adjusted EBITDA (which is defined as GAAP earnings before interest, taxes, depreciation, amortization and stock compensation), was a negative $593,000 for the fourth quarter of fiscal 2014 as compared to negative adjusted EBITDA of $572,000 for the quarter ended March 31, 2013. For the fiscal year 2014, the Company reported negative adjusted EBITDA of $846,000 as compared to a negative adjusted EBITDA of $2.2 million for the comparable prior year period.

Operating Expenses
The Company’s total operating expenses for the quarter were $3.1 million, down about $216,000 from the fourth quarter last year. As a percent of revenue, total operating expenses were 44% compared to 54% for the fourth quarter last year. For the year, total operating expenses were $13.0 million, or 45% of revenue, compared to $13.2 million, or 56% of revenue last year.

Balance Sheet
The Company finished the year with $120,000 in cash compared to $619,000 as of March 31, 2013 due primarily to the losses that were funded during the year.  Net working capital as of March 31, 2014 was $1.7 million and the Company had the ability to borrow up to $2.0 million on the Company’s line of credit to provide any needed working capital.  In June 2014, the Company obtained approximately $2.9 million in net cash proceeds from a firm underwritten Class A Common Stock placement using B Riley & Co.  The Company believes this capital will be more than sufficient to provide the needed funding to satisfy working capital needs over the next year.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

Richard Kurtz, President and Chief Executive Officer, commented, "Last year was a transition year.  The acquisition of the Silonex business brought about $3.8 million in new test and measurement revenues and resolution of supply chain constraints in the HSOR product line helped grow the Company by an added $4.0 million.  The military spending fall off for the year was the big headwind with the second half especially weak.  That trend though is reversing given recent contract awards which bodes well for a stronger fiscal 2015.  With all three of our key markets looking to grow in fiscal 2015, the Company expects overall growth to exceed 20%.”

Conference Call
Participating in the call will be Richard Kurtz (CEO and Director), Rob Risser (COO and Director), and Jeff Anderson (CFO). The conference call will be webcast live and will be accessible at http://www.videonewswire.com/event.asp?id=99887.  Participants can dial into the conference call at 877.870.4263 (412.317.0790 for international and 855.669.9657 for Canada). The conference call will last approximately one hour and will end with a question and answer period.

An audio replay of the call will be available shortly thereafter on the same day and will remain on-line until July 30, 2014. The replay will be available in the investors section of API's website at www.advancedphotonix.com.

Forward-looking Statements:
The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products; and the risk factors listed from time to time in the Company;s Annual Reports on Form 10-K, Quarterly Reports on Form 10Q, and any Subsequent SEC filings. The Company assumes no obligation to update forward - looking statements contained in this release to reflect new information or future events or developments.
2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

CONDENSED CONSOLIDATED BALANCE SHEET

ASSETS	March 31, 2013	March 31, 2014
Current assets
Cash and cash equivalents	$619,000	$120,000
Receivables, net	4,988,000	5,085,000
Inventories	3,905,000	4,749,000
Prepaid expenses and other current assets	795,000	444,000
Total current assets	10,307,000	10,398,000
Net equipment and leasehold improvements, net	3,415,000	2,144,000
Goodwill	4,579,000	4,579,000
Intangible and patents, net	3,686,000	2,942,000
Other assets	229,000	138,000
Total assets	$22,216,000	$20,201,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,127,000	$4,113,000
Accrued compensation	729,000	701,000
Current portion of long-term debt – bank term loan	333,000	306,000
Current portion of long-term debt – bank line of credit	--	2,147,000
Current portion of long-term debt – PFG	714,000	714,000
Current portion of long-term debt – MEDC	553,000	654,000
Current portion of capital leases	--	20,000
Total current liabilities	5,456,000	8,655,000
Long term debt, less current portion – bank term loan	334,000	--
Long term debt, net of debt discount and current – PFG	1,322,000	794,000
Long term debt, less current portion – MEDC/MSF	377,000	--
Long term debt, capital lease	--	36,000
Warrant liability	292,000	409,000
Total liabilities	7,781,000	9,894,000

Shareholders' equity
Class A common stock, $.001 par value, 100,000,000 shares authorized; March 31, 2013 – 31,158,347 shares issued and outstanding; March 31, 2014 – 31,203,213 shares issued and outstanding	31,000	31,000
Additional paid-in capital	58,616,000	58,752,000
Accumulated deficit	(44,212,000)	(48,476,000)
Total shareholders' equity	14,435,000	10,307,000
Total liabilities and shareholders' equity	$22,216,000	$20,201,000

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended		Twelve months ended
	March 31, 2013	March 31, 2014	March 31, 2013	March 31, 2014
Sales, net	$6,013,000	$6,977,000	$23,649,000	$29,041,000
Cost of products sold	3,858,000	4,973,000	14,823,000	19,433,000
Gross profit	2,155,000	2,004,000	8,826,000	9,608,000

Operating expenses
Research, development and engineering	1,412,000	1,085,000	5,683,000	4,975,000
Sales and marketing	565,000	695,000	2,093,000	2,562,000
General and administrative	995,000	1,021,000	4,254,000	4,482,000
Amortization expense	305,000	260,000	1,181,000	1,029,000
Total operating expenses	3,277,000	3,061,000	13,211,000	13,048,000
Loss from operations	(1,122,000)	(1,057,000)	(4,385,000)	(3,440,000)

Other income (expense)
Net interest expense	(102,000)	(166,000)	(192,000)	(644,000)
Change in fair value of warrant liability	142,000	96,000	168,000	(117,000)
Other income (expense)	1,000	(16,000)	22,000	(63,000)
Total other income (expense)	41,000	(86,000)	(2,000)	(824,000)
Loss before benefit from income taxes	(1,081,000)	(1,143,000)	(4,387,000)	(4,264,000)

Benefit for income taxes	--	--	--	--

Net loss	$(1,081,000)	$(1,143,000)	$(4,387,000)	$(4,264,000)

Basic and diluted loss per share	$(0.03)	$(0.04)	$(0.14)	$(0.14)

Weighted average common shares outstanding	31,161,000	31,240,000	31,161,000	31,227,000

Non-GAAP Financial Measures
The Company provides Non-GAAP Net Income, EBITDA and adjusted EBITDA as supplemental financial information regarding the Company's operational performance.  These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income, EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income, EBITDA and adjusted EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474

RECONCILIATION OF NON-GAAP LOSS TO GAAP LOSS

	Three months ended		Twelve months ended
	March 31, 2013	March 31, 2014	March 31, 2013	March 31, 2014
Net loss	$(1,081,000)	$(1,143,000)	$(4,387,000)	$(4,264,000)
Adjustments:
Change in warrant fair value	(142,000)	(96,000)	(168,000)	117,000
Amortization - intangibles/patents	305,000	260,000	1,181,000	1,029,000
Accelerated depreciation on fab shutdown	--	--	--	608,000
Non-cash interest expense	--	63,000	--	264,000
Acquisition related expenses	100,000	--	100,000	--
Stock option compensation expense	43,000	29,000	167,000	139,000
Subtotal	306,000	256,000	1,280,000	2,157,000
Non-GAAP income (loss)	$(775,000)	$(887,000)	$(3,107,000)	$(2,107,000)

Basic and diluted loss per share	$(0.02)	$(0.03)	$(0.10)	$(0.07)
Weighted average common shares outstanding	31,161,000	31,240,000	31,161,000	31,227,000

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO GAAP LOSS

	Three months ended		Twelve months ended
	March 31, 2013	March 31, 2014	March 31, 2013	March 31, 2014
Net loss	$(1,081,000)	$(1,143,000)	$(4,387,000)	$(4,264,000)
Adjustments:
Net interest expense (income)	102,000	166,000	192,000	644,000
Warrant fair value adjustment	(142,000)	(96,000)	(168,000)	117,000
Depreciation expense	201,000	191,000	785,000	1,489,000
Amortization	305,000	260,000	1,181,000	1,029,000
Subtotal	466,000	521,000	1,990,000	3,279,000
EBITDA	$(615,000)	$(622,000)	$(2,397,000)	$(985,000)
Stock compensation	43,000	29,000	167,000	139,000
Adjusted EBITDA	$(572,000)	$(593,000)	$(2,230,000)	$(846,000)

About Advanced Photonix, Inc.

Advanced Photonix, Inc. ® (NYSE MKT: API) is a leading supplier with a broad offering of optoelectronic products to a global customer base. We provide optoelectronic solutions, high-speed optical receivers and terahertz instrumentation for telecom, homeland security, military, medical and industrial markets. With our patented technology and state-of-the-art manufacturing we offer industry leading performance, exceptional quality, and high value added products to our OEM customer base. For more information visit us on the web at www.advancedphotonix.com.

CONTACT: ir@advancedphotonix.com

SOURCE: Advanced Photonix, Inc.

RELATED LINKS: http://www.advancedphotonix.com

2925 Boardwalk • Ann Arbor, MI 48104 • (734) 864-5600 • Fax (734) 998-3474